EXHIBIT A(5)

                                     Pruco Life Insurance Company
                                     Phoenix, Arizona 85012
                                     A Stock Company Subsidiary of
                                     The Prudential Insurance Company of America


                                                       Policy Number

                                                       Contract Date

            Insured

Initial Face Amount

     Premium Period

             Agency

We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

The proceeds arising from the Insured's death will be the insurance amount plus the amount of any extra benefit arising from the Insured's death. The insurance amount may be fixed or variable depending on the face amounts scheduled, the payment of premiums, the investment experience of the investment options, and the charges made. But it will not be less than the face amount scheduled at that time. (We describe the insurance amount under Death Proceeds.)

The cash value may increase or decrease daily depending on the payment of premiums and the investment experience of the investment options. There is no guaranteed minimum.

We specify a schedule of premiums. Additional premiums may be paid at your option subject to the limitations in the contract.

Please read this contract with care. If you have any questions or require service, contact one of our representatives or offices.

RIGHT TO CANCEL CONTRACT.--You may return this contract to us within 10 days after you get it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will return your money in accordance with state law.


Signed for Pruco Life Insurance Company, an Arizona Corporation.


                 SPECIMEN                        SPECIMEN
              ---------------                 ---------------
                 Secretary                       President


Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments. investment results and charges. Non-Participating.

--------------------------------------------------------------------------------
                          GUIDE TO CONTENTS
                                                                            Page
                                                                            ----
Contract Data ............................................................     3
  List of Contract Limitations; Schedule of Face
  Amounts; Schedule of Premiums; Schedule of
  Deductions from Premium Payments;
  Adjustments to the Contract Fund; Table of
  Maximum Monthly Mortality Rates Per $1,000;
  List of Investment Options; Schedule of Initial
  Allocation of Invested Premium Amounts

Premium Payment and Reinstatement ........................................     7
  Payment of Premiums; Minimum Initial
  Premium; Scheduled Premiums; Unscheduled
  Premiums; Invested Premium Amount;
  Allocations; Grace Period; Reinstatement

Contract Fund ............................................................     8

Separate Account .........................................................     8
  Separate Account; Investment Options;
  Separate Account Investments

Transfers ................................................................     8

Surrender ................................................................     9
  Net Cash Value; Cash Value; Return of Sales
  Charges

Loans ....................................................................     9
  Loan Value; Contract Debt; Loan Requirements;
  Interest Charge; Fixed Loan Rate Option;
  Variable Loan Rate Option; Repayment; Effect of a Loan; Postponement of Loan

Withdrawals ..............................................................    11
  Effect on Contract Fund; Effect on Insurance
  Amount

Death Proceeds ...........................................................    11
  Insurance Amount: Proceeds Arising From
  Insured's Death

Beneficiary ..............................................................    12

Settlement Options .......................................................    12
  Payee Defined; Choosing an Option; Options
  Described; First Payment Due Date; Residue
  Described; Withdrawal of Residue; Designating
  Contingent Payee(s); Changing Options;
  Conditions; Death of Payee

Automatic Mode of Settlement .............................................    14
  Applicability; Interest on Proceeds; Settlement at Payee's Death: Spendthrift and Creditor

Income Tables ............................................................    15

General Provisions .......................................................    16
  Definitions; The Contract; Contract
  Modifications; Ownership and Control; Suicide
  Exclusion; Currency: Misstatement of Age or
  Sex; Incontestability; Assignment; Annual
  Report; Unused Sales Charges; Payment of
  Death Claim; Change in Plan

Basis of Computation .....................................................    18
  Mortality Table Described; Interest Rate;
  Exclusions; Minimum Legal Values

Endorsements .............................................................    19


                                     Page 2
CVUL--89

                                  CONTRACT DATA

Insured's Sex and Issue Age  M-35

               Rating Class  Non-smoker

                    Insured  John Doe             xx xxx xxx    Policy Number
                                                  May 22, 1989  Contract Date

        Initial Face Amount  $100,000

             Premium Period  LIFE
                     Agency  M-PASS-E-056

                Beneficiary  ABC Corporation

                 Fixed Loan  Interest Rate


                          LIST OF CONTRACT LIMITATIONS

               The minimum unscheduled premium is  $25
                       The minimum face amount is  $100,000

We may limit unscheduled premiums in any contract year to $10,000.
The minimum amount you may withdraw is $2,000.
Except to pay premiums, you may not borrow less than $500 at any one time.

                             ***** END OF LIST *****


                            SCHEDULE OF FACE AMOUNTS

              INITIAL FACE AMOUNT IS              $100,000
                  Changing on May 22, 1990 to     $200,000
                  Changing on May 22, 1991 to     $400,000
                  Changing on May 22, 2050 to     $100,000

                           ***** END OF SCHEDULE *****



                      CONTRACT DATA CONTINUED ON NEXT PAGE


                                     Page 3
CVUL--89

                                                        POLICY NUMBER XX XXX XXX


                             CONTRACT DATA CONTINUED

                              SCHEDULE OF PREMIUMS

Due dates of scheduled premiums occur on the contract date and at intervals of 1 year after that date. The minimum initial premium due on the contract date is $350.51.

    SCHEDULED PREMIUMS ARE                             $  1402.04 each
    CHANGING ON MAY 22, 1990 TO                        $  1598.98 each
    CHANGING ON MAY 22, 1991 TO                        $  2029.59 each
    CHANGING ON MAY 22, 1992 TO                        $  2072.45 each
    CHANGING ON MAY 22, 1993 TO                        $  2118.37 each
    CHANGING ON MAY 22, 1994 TO                        $  2173.47 each
    CHANGING ON MAY 22, 1995 TO                        $  2231.63 each
    CHANGING ON MAY 22, 1996 TO                        $  2292.86 each
    CHANGING ON MAY 22, 1997 TO                        $  2360.20 each
    CHANGING ON MAY 22, 1998 TO                        $  2433.6? each
    CHANGING ON MAY 22, 1999 TO                        $  2519.39 each
    CHANGING ON MAY 22, 2000 TO                        $  2611.22 each
    CHANGING ON MAY 22, 2001 TO                        $  2706.12 each
    CHANGING ON MAY 22, 2002 TO                        $  2813.27 each
    CHANGING ON MAY 22, 2003 TO                        $  2929.59 each
    CHANGING ON MAY 22, 2004 TO                        $  3064.29 each
    CHANGING ON MAY 22, 2005 TO                        $  3217.35 each
    CHANGING ON MAY 22, 2006 TO                        $  3391.84 each
    CHANGING ON MAY 22, 2007 TO                        $  3593.88 each
    CHANGING ON MAY 22, 2008 TO                        $  3817.35 each
    CHANGING ON MAY 22, 2009 TO                        $  4068.37 each
    CHANGING ON MAY 22, 2010 TO                        $  4340.82 each
    CHANGING ON MAY 22, 2011 TO                        $  4631.63 each
    CHANGING ON MAY 22, 2012 TO                        $  4953.06 each
    CHANGING ON MAY 22, 2013 TO                        $  5317.35 each
    CHANGING ON MAY 22, 2014 TO                        $  5721.43 each
    CHANGING ON MAY 22, 2015 TO                        $  6174.49 each
    CHANGING ON MAY 22, 2016 TO                        $  6694.90 each
    CHANGING ON MAY 22, 2017 TO                        $  7285.71 each
    CHANGING ON MAY 22, 2018 TO                        $  7943.88 each
    CHANGING ON MAY 22, 2019 TO                        $  8666.33 each
    CHANGING ON MAY 22, 2020 TO                        $  9450.00 each
    CHANGING ON MAY 22, 2021 TO                        $ 10291.84 each
    CHANGING ON MAY 22, 2022 TO                        $ 11207.14 each
    CHANGING ON MAY 22, 2023 TO                        $ 12226.53 each
    CHANGING ON MAY 22, 2024 TO                        $ 13383.67 each
    CHANGING ON MAY 22, 2025 TO                        $ 14709.18 each
    CHANGING ON MAY 22, 2026 TO                        $ 16245.92 each
    CHANGING ON MAY 22, 2027 TO                        $ 17990.82 each
    CHANGING ON MAY 22, 2028 TO                        $ 19922.45 each
    CHANGING ON MAY 22, 2029 TO                        $ 21997.96 each
    CHANGING ON MAY 22, 2030 TO                        $ 24205.10 each
    CHANGING ON MAY 22, 2031 TO                        $ 26525.51 each


                      CONTRACT DATA CONTINUED ON NEXT PAGE


                                   Page 3A.1
CVUL--89

                                                        POLICY NUMBER XX XXX XXX

                            CONTRACT DATA CONTINUED


    CHANGING ON MAY 22, 2032 TO                        $ 28977.55 each
    CHANGING ON MAY 22, 2033 TO                        $ 31643.88 each
    CHANGING ON MAY 22, 2034 TO                        $ 34613.27 each
    CHANGING ON MAY 22, 2035 TO                        $ 37971.43 each
    CHANGING ON MAY 22, 2036 TO                        $ 41797.96 each
    CHANGING ON MAY 22, 2037 TO                        $ 46092.86 each
    CHANGING ON MAY 22, 2038 TO                        $ 50785.71 each
    CHANGING ON MAY 22, 2039 TO                        $ 55781.63 each
    CHANGING ON MAY 22, 2040 TO                        $ 61022.45 each
    CHANGING ON MAY 22, 2041 TO                        $ 66443.88 each
    CHANGING ON MAY 22, 2042 TO                        $ 72021.43 each
    CHANGING ON MAY 22, 2043 TO                        $ 77846.94 each
    CHANGING ON MAY 22, 2044 TO                        $ 84009.18 each
    CHANGING ON MAY 22, 2045 TO                        $ 90676.53 each
    CHANGING ON MAY 22, 2046 TO                        $ 98124.49 each
    CHANGING ON MAY 22, 2047 TO                        $107148.98 each
    CHANGING ON MAY 22, 2048 TO                        $119605.10 each
    CHANGING ON MAY 22, 2049 TO                        $139037.76 each
    CHANGING ON MAY 22, 2050 TO                        $  1402.04 each


                      CONTRACT DATA CONTINUED ON NEXT PAGE


                                   Page 3A.2
CVUL--89

                                                        POLICY NUMBER XX XXX XXX

                            CONTRACT DATA CONTINUED

                  SCHEDULE OF DEDUCTIONS FROM PREMIUM PAYMENTS

From each premium paid we first deduct a charge for applicable taxes (other than taxes discussed under Contract Fund below) of 2.0%. We reserve the right to change this percentage to conform to changes in the law or if the insured changes residence.

From the remainder, we deduct a charge for payment processing of up to $2.00, and a charge of up to 7% of the remainder to pay for sales charges. After deduction of these amounts, the balance is the invested premium amount.

                           ***** END OF SCHEDULE*****


                        ADJUSTMENTS TO THE CONTRACT FUND

On the contract date the contract fund is equal to the invested premium amounts credited on that date, minus any of the charges described below which may be due on that date. On any day after that the contract fund is equal to what it was on the previous day, plus any invested premium amounts credited that day, plus these Items:

(a) any increase due to investment results in the value of the investment options;

(b) guaranteed interest on that part of the contract fund not in an investment option;

(c) any excess interest on that portion of the contract fund that is not in an investment option; and

(d) any unused sales charges (see General Provisions); and minus any of these items applicable on that day:

(e) any decrease due to investment results in the value of the investment options,

(f) a charge against the investment options at a rate of not more than 0.000245475% a day (0.90% a year) for mortality and expense risks that we assume;

(g) a monthly deduction, which provides for the expected cost of mortality, of no more than the maximum monthly rate (See Table of Maximum Monthly Rates) multiplied by the coverage amount. The coverage amount equals the insurance amount (See Insurance Amount) minus the contract fund.

(h)  a monthly charge for administration of no more than $7.00.

(i) any amount charged against the investment options for federal or state income taxes;


                      CONTRACT DATA CONTINUED ON NEXT PAGE


                                     Page 4
CVUL--89(AZ)

                                                        POLICY NUMBER XX XXX XXX

                            CONTRACT DATA CONTINUED


(j)  any charge for extra rating class;

(k)  any charge for extra benefits;

(l)  any withdrawals; and

(m)  any administrative charges.


                         ***** END OF ADJUSTMENTS *****


                                    Page 4A
CVUL--89

                                                           POLICY NO. XX XXX XXX

               TABLE OF MAXIMUM MONTHLY MORTALITY RATES PER $1000


        Insured's         Maximum         Insured's          Maximum
       Attained Age         Rate         Attained Age          Rate
       ------------       -------        ------------        -------
            35             0.1439             68              2.4893
            36             0.1514             69              2.7438
            37             0.1614             70              3.0317
            38             0.1722             71              3.3603
            39             0.1839             72              3.7397
            40             0.1980             73              4.1690
            41             0.2130             74              4.6407
            42             0.2288             75              5.1449
            43             0.2463             76              5.6774
            44             0.2654             77              6.2340
            45             0.2870             78              6.8180
            46             0.3130             79              7.4478
            47             0.3353             80              8.1434
            48             0.3627             81              8.9229
            49             0.3927             82              9.8023
            50             0.4268             83             10.7774
            51             0.4659             84             11.8290
            52             0.5108             85             12.9330
            53             0.5624             86             14.0753
            54             0.6198             87             15.2384
            55             0.6839             88             16.4173
            56             0.7538             89             17.6287
            57             0.8278             90             18.8899
            58             0.9102             91             20.2303
            59             1.0025             92             21.6995
            60             1.1057             93             23.4408
            61             1.2205             94             25.7770
            62             1.3528             95             29.2738
            63             1.5025             96             35.0252
            64             1.6689             97             45.0097
            65             1.8511             98             61.9945
            66             2.0483             99             83.1973
            67             2.2596


Monthly rates are based on The Commissioners 1980 Standard Ordinary Non-Smoker Mortality Table, modified for other than standard risks.

We may charge less than these rates. At least once every five years, but not more often than once a year, we will consider the need to change the rates we charge based on actual or anticipated mortality experience under contracts like this one. We will change them only if we do so for all contracts like this one dated in the same year as this one.


                                     Page 5
CVUL--89

                                                        POLICY NUMBER XX XXX XXX

                           LIST OF INVESTMENT OPTIONS

                        THE PRUCO LIFE VARIABLE UNIVERSAL ACCOUNT

Each investment option of this account invests in a specific portfolio of The Prudential Series Fund, Inc. We show the available investment options of the Account below. They invest in Series Fund Portfolios with the same names.


                               INVESTMENT OPTIONS

                                     MONEY MARKET
                                     BOND
                                     COMMON STOCK
                                     AGGRESSIVELY MANAGED FLX
                                     CONSERVATIVELY MANAGED FLX
                                     ZERO COUPON BOND 1995
                                     ZERO COUPON BOND 2000
                                     ZERO COUPON BOND 2005
                                     HIGH DIVIDEND STOCK
                                     HIGH YIELD BOND
                                     NATURAL RESOURCES
                                     STOCK INDEX
                                     GOVERNMENT SECURITIES

                             ***** END OF LIST *****


           SCHEDULE OF INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

                          Money Market       20%
                          Common Stock       80%


                                     Page 6
CVUL--89

--------------------------------------------------------------------------------

                        PREMIUM PAYMENT AND REINSTATEMENT

PAYMENT OF PREMIUMS

Premiums may be paid at our Service Office or to any of our authorized agents. If we are asked to do so we will give a signed receipt. If the first premium payment is received by us on or before the contract date, it will be credited as of the contract date. If the first premium is received by us after the contract date, we will credit an amount equal to the minimum initial premium as of the contract date. The remainder, if any, will be credited as of the date of receipt at our service office.

We show two types of premiums in the Schedule of Premiums, (1) the minimum initial premium, and (2) the scheduled premium.

MINIMUM INITIAL PREMIUM

The minimum initial premium is shown in the Schedule of Premiums. There is no insurance under this contract until an amount at least equal to the minimum initial premium is paid.

SCHEDULED PREMIUMS

We show the amount and frequency of the scheduled premiums in the Schedule of Premiums.

UNSCHEDULED PREMIUMS

Except as we state in the next paragraph, unscheduled premiums may be paid at any time during the Insured's lifetime as long as the contract is not in default beyond its days of grace. We show in the contract data pages the minimum premium we will accept.

We have the right to limit unscheduled premiums to a total of $10,000 in any contract year. We also have the right to refuse any payment that increases the insurance amount.

INVESTED PREMIUM AMOUNT

This is the portion of each premium paid that we will add to the contract fund. It is equal to the premium paid minus the charges described under Schedule of Deductions from Premium Payments in the contract data pages.

ALLOCATIONS

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. But any allocation you make must be at least 10%. You may not choose a fractional percentage.

The initial allocation of invested premium amounts is shown in the contract data pages. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To do so, you must notify us in a form that meets our needs. The change will take effect on the date we receive your notice at our Service Office. We will send you a confirmation of the transaction.

GRACE PERIOD

On any day, the net cash value of the contract may be less than zero. If this occurs, the contract is in default and we will mail you a notice stating the amount we will need to keep the contract in force. That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default. We grant 61 days from the date we mail the notice to pay this charge. The contract will remain in force during this period. If that amount is not paid to us by the end of the 61-day period, the grace period will have expired and the contract will end and have no value.

REINSTATEMENT

If this contract ends as we describe under Grace Period, you may reinstate it. All these conditions must be met.

1. No more than five years must have elapsed since the end of the grace period.

2. You must not have surrendered the contract to us for its net cash value.

3. You must give us any facts we need to satisfy us that the Insured is insurable for the contract.


                                     Page 7
(CVUL--89)

4. We must be paid a charge equal to the deductions from the contract fund during the grace period following the date of default, plus interest at 6% a year. We must also be paid a premium which will result in an invested premium amount equal to the charges for the first three monthly dates starting on or after the date of reinstatement.

5. If there was contract debt at the end of the grace period, it may be restored with our consent.

--------------------------------------------------------------------------------

                                 CONTRACT FUND

When you make your first premium payment, the invested premium amount less any charges due on that day, becomes your contract fund. Amounts are added and subtracted from the contract fund as described in the contract data pages. The value of your contract fund is used to determine your loan and surrender values, the amount you may withdraw, and the insurance amount.

--------------------------------------------------------------------------------

                                SEPARATE ACCOUNT

SEPARATE ACCOUNT

The words separate account, when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate accounts available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

INVESTMENT OPTIONS

A separate account may offer one or more investment options. We list them in the contract data pages. We may establish additional investment options. We will notify you within one year if we do so.

Income and realized and unrealized gains and losses from assets in each investment option are credited to, or charged against, that investment option. This is without regard to income, gains, or losses in other investment options.

SEPARATE ACCOUNT INVESTMENTS

We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and, where required. of the insurance regulator where this contract is delivered.

We will always keep assets in the separate accounts with a total value at least equal to the amount of the investment options under contracts like this one. To the extent those assets do not exceed that amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over that amount in any way we choose.

We will determine the value of the assets in each separate account and any investment option at regular intervals.

--------------------------------------------------------------------------------

                                    TRANSFERS

You have the right to transfer amounts between investment options of separate accounts. Four transfers may be made in a contract year. There is no charge for these transfers.

To make a transfer, you must notify us in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Service Office.


                                     Page 8
(CVUL--89)

--------------------------------------------------------------------------------

                                    SURRENDER

You may surrender this contract for its net cash value. To do so, you must ask us in writing in a form that meets our needs. You must also send the contract to us.

NET CASH VALUE

The net cash value at any time is the cash value at that time less any contract debt.

We will usually pay any net cash value within seven days after we receive your request and the contract at our Service Office. But we have the right to postpone paying you the net cash value if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

CASH VALUE

If the contract is not in default, the cash value will equal the contract fund.

If the contract is in default, it has no value.

RETURN OF SALES CHARGES

If the contract is not in default, we will, upon surrender within the first three contract years, return any sales charges deducted from premiums paid within the 365 days prior to the date we receive your surrender request at our Service Office. If we have already credited a portion of the sales charge as described under Unused Sales Charges, we will not return that portion again.

--------------------------------------------------------------------------------

                                      LOANS

You may borrow any amount up to the existing loan value less any existing contract debt, subject to the requirements below.

LOAN VALUE

If the contract is not in default, the loan value at any time is equal to 90% of the cash value.

If the contract is in default, it has no loan value.

CONTRACT DEBT

Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

LOAN REQUIREMENTS

To borrow from us on the contract, all these conditions must be met:

1. The Insured must be living.

2. The contract must not be in default.

3. The contract debt will not be more than the loan value.

4. As sole security for the loan, you must assign the contract to us in a form that meets our needs.

5. You may not borrow less than the minimum amount stated in the contract data pages.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

INTEREST CHARGE

You have selected either the fixed loan rate option or the variable loan rate option. We show your selection in the contract data pages. Both options are described below. If you request a change from one option to the other and we agree, we will tell you the effective date of the change.


                                     Page 9
(CVUL--89)

We charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever come first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too.

FIXED LOAN RATE OPTION

The loan interest rate is 5-1/2% a year.

VARIABLE LOAN RATE OPTION

The variable loan interest rate is the annual rate we set from time to time. The rate will never be greater than is permitted by law. It will change only on a contract anniversary.

Before the start of each contract year, we will determine the loan interest rate we can charge for that contract year. To do this, we will first find the rate that is the greater of: (1) The Published Monthly Average (which we describe below) for the calendar month ending two months before the calendar month of the contract anniversary; and (2) 5%.

If that greater rate is at least 1/2% more than the loan interest rate we had set for the current contract year, we have the right to increase the loan interest rate by at least 1/2%, up to that greater rate. If it is at least 1/2% less, we will decrease the loan interest rate to be no more than the greater rate. We will not change the loan interest rate by less than 1/2%.

When you make a loan we will tell you the initial interest rate for the loan. We will send you a notice if there is to be a change in the rate.

The Published Monthly Average means:

1. Moody's Corporate Bond Yield Average -- Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service; or

2. If that average is no longer published, a substantially similar average. established by the insurance regulator where this contract is delivered.

REPAYMENT

All or part of any contract debt may be paid back at any time while the Insured is living if the contract is not in default.

EFFECT OF A LOAN

When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at the guaranteed rate of 4% a year. If you have selected the variable loan rate option, we will credit excess interest at an effective rate of not less than the loan interest rate for the contract year less 5%.

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan because it is not paid when due.

We will take any loan proportionately from all investment options that apply to the contract.

On each transaction date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last transaction date. When you repay all or part of a loan we will increase the portion of the contract fund in the investment options by the amount of loan you repay, plus interest credits accrued on the loan since the last transaction date. We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.

When a loan repayment is made we will allocate it and any interest credits to the investment options in proportion to the amount invested in each option at the time of the repayment.

POSTPONEMENT OF LOAN

We will usually make a loan within seven days after we receive your request at our Home Office. But we have the right to postpone the loan if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.


                                    Page 10
(CVUL--89)

--------------------------------------------------------------------------------

                                  WITHDRAWALS

You may make withdrawals from the contract subject to all these conditions and the paragraphs that follow:

1. You must ask for the withdrawal in writing in a form that meets our needs.

2. The net cash value after withdrawal may not be less than zero after deducting the next monthly charge.

3. You may not withdraw less than the minimum amount stated in the contract data pages.

4. You may make up to four withdrawals in any contract year.

5. The current face amount after withdrawals must be at least equal to the minimum face amount, which we show in the contract data pages.

EFFECT ON CONTRACT FUND

We will reduce your contract fund by the withdrawal amount and any administrative fee. We will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative fee of up to $15.00.

EFFECT ON INSURANCE AMOUNT

Any withdrawal will reduce your insurance amount. Insurance amount is described under Death Proceeds. We will reduce the scheduled face amount(s), subject to the minimum face amount. The reduction will equal (1) the lesser of the current face amount before withdrawal times the net single premium per $1 at the Insured's attained age and the contract fund before the withdrawal, plus (2) the amount of the withdrawal, less (3) the contract fund before the withdrawal. If the result is less than zero, there will be no reduction. This is to offset any increase in coverage amount caused by the withdrawal. We describe coverage amount under Contract Fund. We will recompute the contract's scheduled premium, monthly deductions, and expense charges. We will also send you new contract data pages.

--------------------------------------------------------------------------------

                                 DEATH PROCEEDS

INSURANCE AMOUNT

The insurance amount on any date is equal to the greater of: (1) the current face amount shown in the contract data pages, and (2) the contract fund before deduction of any monthly charges due on that date, plus a return of sales charges as described under Surrender, divided by the net single premium per $1 at the Insured's attained age.

PROCEEDS ARISING FROM INSURED'S DEATH

If the contract is not in default, the proceeds arising from the Insured's death equal the insurance amount less any contract debt. If the contract is in default and the Insured dies in the grace period, the proceeds equals the insurance amount, less any contract debt and the amount needed to pay charges through the date of death. If the Insured dies past the grace period, no proceeds are payable.


                                    Page 11
(CVUL--89)

--------------------------------------------------------------------------------

                                   BENEFICIARY

You may designate or change a beneficiary. Your request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and soon.

Beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payments based on that proof, we will not have to make the payments again.

--------------------------------------------------------------------------------

                       SETTLEMENT OPTIONS

PAYEE DEFINED

In these provisions and under the Automatic Mode of Settlement, the word payee means a person who has a right to receive a settlement under the contract. Such a person may be the Insured, the owner, a beneficiary, or a contingent payee.

CHOOSING AN OPTION

A payee may choose an option for all or part of any proceeds or residue that becomes payable to him or her in one sum. We describe residue under Residue Described.

In some cases, a payee will need our consent to choose an option. We describe these cases under Conditions.

OPTIONS DESCRIBED

Here are the options we offer. We may also consent to other arrangements.

OPTION 1 (INSTALMENTS FOR A FIXED PERIOD)

We will make equal payments for up to 25 years based on the Option I Table. The payments will include interest at an effective rate of 3 1/2% a year. We may credit more interest. If and while we do so, the payments will be larger.

OPTION 2 (LIFE INCOME)

We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for the period chosen. The choices are either ten years (10-Year Certain) or until the sum of the payments equals the amount put under this option (Instalment Refund). The amount of each payment will be based on the Option 2 Table and on the sex and age, on the due date of the first payment, of the person on whose life the settlement is based. But if a choice is made more than two years after the contract proceeds first become payable, we may use the Option 2 rates in Ordinary policies we regularly issue, based on United States currency, on the due date of the first payment. On request, we will quote the payment rates in policies we then issue. We must have proof of the date of birth of the person on whose life the settlement is based. The settlement will share in our surplus to the extent and in the way we decide

OPTION 3 (INTEREST PAYMENT)

We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.


                                    Page 12
(CVUL--89)

OPTION 4 (INSTALMENTS OF A FIXED AMOUNT)

We will make equal annual, semi-annual, quarterly or monthly payments if they total at least $90 a year for each $1,000 put under this option. We will credit the unpaid balance with interest at an effective rate of at least 3 1/2% a year. We may credit more interest. If we do so, the balance will be larger. The final payment will be any balance equal to or less than one payment.

OPTION 5 (NON-PARTICIPATING INCOME)

We will make payments like those Of any annuity we then regularly issue that:
(1) is based on United States currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. The payment will be at least what we would pay under that kind of annuity with its first payment due on its contract date. At least one of the person's on whose life the Option 5 is based must be a payee. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment. On request, we will quote the payment that would apply for any amount placed under the option at that time.

FIRST PAYMENT DUE DATE

Unless a different date is stated when the option is chosen: (1) the first payment for Option 3 will be due at the end of the chosen payment interval; and
(2) the first payment for any of the other options will be due on the date the option takes effect.

RESIDUE DESCRIBED

For Options 1 and 2, residue on any date means the then present value of any unpaid payments certain. We will compute it at an effective interest rate of 3 1/2% a year. But we will use the interest rate we used to compute the actual Option 2 payments if they were not based on the table in this contract.

For Options 3 and 4, residue on any date means any unpaid balance with interest to that date.

For Option 5, it means the then present value of any unpaid payments certain. We will compute it at the effective interest rate we used to compute the option 5 payment.

For portions 2 and 5, residue does not include the value of any payments that may become due after the certain period.

WITHDRAWAL OF RESIDUE

Unless otherwise stated when the option is chosen: (1) under Options 1 and 2 the residue may be withdrawn; and (2) under Options 3 and 4 all, or any part not less than $100, of the residue may be withdrawn. If an Option 3 residue is reduced to less than $1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

For Option 5, the residue may not be withdrawn while the payee and any other person on whose life the option is based is living. But, unless otherwise stated when the option is chosen, after the death of the last of them to die any residue not already paid in one sum may be withdrawn.

DESIGNATING CONTINGENT PAYEE(S)

A payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that payee's death. This may be done only if: (1) the payee has the full right to withdraw the residue, (2) the residue would otherwise have been payable to that payee's estate at death, or (3) a settlement with payments certain is being made in accordance with Option 5.

A payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the payee will need our consent to choose or change an option. We describe these cases under Conditions.

Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the payee who made the request is not living when we file it.


                                    Page 13
(CVUL--89)

CHANGING OPTIONS

A payee under Option 1, 3 or 4 may choose another option for any sum that the payee could withdraw on the date the chosen option is to start. That date may be before the date the payee makes the choice only if we consent. In some cases, the payee will need our consent to choose or change an option. We describe these cases next.

CONDITIONS

Under any of these conditions, our consent is needed for an option to be used for any person:

1. The person is not a natural person who will be paid in his or her own right.

2. The person will be paid as assignee.

3. The amount to be held for the person under Option 3 is less than $1,000. But we will hold any amount for at least one year in accordance with the Automatic Mode of Settlement.

4. Each payment to the person under the option would be less than $20.

5. The option is for residue arising other than at (a) the Insured's death, or
   (b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

6. The option is for proceeds that arise other than from the Insured's death, and we are settling with an owner or any other person who is not the Insured.

DEATH OF PAYEE

If a payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the payee's estate.

--------------------------------------------------------------------------------

                          AUTOMATIC MODE OF SETTLEMENT

APPLICABILITY

These provisions apply to proceeds arising from the Insured's death and payable in one sum to a payee who is a beneficiary. They do not apply to any periodic payment.

INTEREST ON PROCEEDS

We will hold the proceeds at interest under Option 3 of the Settlement Options provision. The payee may withdraw the residue. We will pay it promptly on request. We will pay interest annually unless we agree to pay it more often. We have the right to pay the residue in one sum after one year if: (1) the payee is not a natural person who will be paid in his or her own right; (2) the payee will be paid as assignee; or (3) the original amount we hold under Option 3 for the payee is less than $1,000.

SETTLEMENT AT PAYEE'S DEATH

If the payee dies and leaves an Option 3 residue, we will honor any contingent payee provision then in effect. If there is none, here is what we will do. We will look to the beneficiary designation of the contract; we will see what other beneficiary(ies), if any, would have been entitled to the portion of the proceeds that produced the Option 3 residue if the Insured had not died until immediately after the payee died. Then we will pay the residue in one sum to such other beneficiary(ies), in accord with that designation. But if, as stated in that designation, payment would be due the estate of someone else, we will instead pay the estate of the payee.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. Jane was living when the Insured died. Jane later died without having chosen an option or naming someone other than Paul and John as contingent payee. If Paul and John are living at Jane's death we owe them the residue. If only one at them is living then, and if the contract called for payment to the survivor of them, we owe him the residue. If neither of them is living then, we owe Jane's estate.

SPENDTHRIFT AND CREDITOR

A beneficiary or contingent payee may not, at or after the insured's death, assign, transfer, or encumber any benefit payable. To the extent allowed by law, the benefits will not be subject to the claims of any creditor of any beneficiary or contingent payee.


                                    Page 14
(CVUL--89)

        OPTION 1 TABLE
----------------------------------
        MINIMUM AMOUNT OF
       MONTHLY PAYMENT FOR
      EACH $1,000, THE FIRST
       PAYABLE IMMEDIATELY
----------------------------------
     Number        Monthly
    of Years       Payment
----------------------------------
       1           $84.65
       2            43.05
       3            29.19
       4            22.27
       5            18.12

       6            15.35
       7            13.38
       8            11.90
       9            10.75
      10             9.83

      11             9.09
      12             8.46
      13             7.94
      14             7.49
      15             7.10

      16             6.76
      17             6.47
      18             6.20
      19             5.97
      20             5.75

      21             5.56
      22             5.39
      23             5.24
      24             5.09
      25             4.96
----------------------------------
Multiply the monthly amount
by 2.989 for quarterly,
5.952 for semi-annual or
11.804 for annual.
----------------------------------

                                                         OPTION 2 TABLE
------------------------------------------------------------------------------------------------------------------------------------
                            MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST PAYABLE IMMEDIATELY
------------------------------------------------------------------------------------------------------------------------------------
                             KIND OF LIFE INCOME                                                    KIND OF LIFE INCOME
                 --------------------------------------------                          ---------------------------------------------
   AGE               10-Year                  Instalment                  AGE               10-Year                  Instalment
   LAST              Certain                    Refund                    LAST              Certain                    Refund
 BIRTHDAY        Male        Female         Male       Female           BIRTHDAY        Male        Female         Male       Female
------------------------------------------------------------------------------------------------------------------------------------
   10            $3.18       $3.11          $3.17      $3.10               45          $4.06        $3.82          $3.99      $3.78
and under                                                                  46           4.12         3.86           4.03       3.81
   11             3.19        3.12           3.18       3.11               47           4.17         3.90           4.08       3.85
   12             3.20        3.13           3.19       3.12               48           4.23         3.94           4.13       3.90
   13             3.21        3.14           3.20       3.13               49           4.28         3.99           4.18       3.94
   14             3.22        3.15           3.21       3.14
                                                                           50           4.35         4.04           4.24       3.98
   15             3.24        3.16           3.23       3.15               51           4.41         4.09           4.29       4.03
   16             3.25        3.17           3.24       3.16               52           4.48         4.15           4.35       4.08
   17             3.27        3.19           3.25       3.18               53           4.55         4.21           4.41       4.13
   18             3.28        3.20           3.27       3.19               54           4.62         4.27           4.48       4.19
   19             3.30        3.21           3.28       3.20
                                                                           55           4.70         4.33           4.55       4.24
   20             3.31        3.22           3.30       3.21               56           4.78         4.40           4.62       4.30
   21             3.33        3.24           3.32       3.23               57           4.86         4.47           4.69       4.37
   22             3.35        3.25           3.33       3.24               58           4.95         4.54           4.77       4.43
   23             3.36        3.26           3.35       3.25               59           5.05         4.62           4.86       4.50
   24             3.38        3.28           3.37       3.27
                                                                           60           5.15         4.71           4.94       4.58
   25             3.30        3.30           3.39       3.29               61           5.25         4.79           5.03       4.66
   26             3.42        3.31           3.41       3.30               62           5.36         4.89           5.13       4.74
   27             3.45        3.33           3.43       3.32               63           5.48         4.98           5.23       4.82
   28             3.47        3.35           3.45       3.34               64           5.60         5.09           5.34       4.92
   29             3.49        3.37           3.47       3.35
                                                                           65           5.73         5.20           5.45       5.01
   30             3.52        3.39           3.49       3.37               66           5.87         5.31           5.57       5.11
   31             3.54        3.41           3.52       3.39               67           6.01         5.43           5.70       5.22
   32             3.57        3.43           3.54       3.41               68           6.15         5.56           5.83       5.34
   33             3.60        3.45           3.57       3.44               69           6.30         5.70           5.97       5.46
   34             3.63        3.47           3.60       3.46
                                                                           70           6.46         5.84           6.11       5.58
   35             3.66        3.50           3.63       3.48               71           6.62         5.99           6.27       5.72
   36             3.69        3.52           3.66       3.50               72           6.79         6.15           6.43       5.86
   37             3.72        3.55           3.69       3.53               73           6.96         6.31           6.60       6.01
   38             3.76        3.58           3.72       3.56               74           7.13         6.49           6.78       6.18
   39             3.80        3.61           3.75       3.58
                                                                           75           7.30         6.67           6.97       6.35
   40             3.84        3.64           3.79       3.61               76           7.48         6.85           7.17       6.53
   41             3.88        3.67           3.82       3.64               77           7.66         7.04           7.38       6.72
   42             3.92        3.70           3.86       3.67               78           7.83         7.24           7.60       6.93
   43             3.97        3.74           3.90       3.71               79           8.00         7.44           7.83       7.15
   44             4.01        3.78           3.94       3.74
                                                                           80           8.17         7.64           8.07       7.38
                                                                        and over
(CVUL--89)

                                    Page 15

--------------------------------------------------------------------------------
                          GENERAL PROVISIONS


DEFINITIONS

     We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

     We, Our, Us and Cornpany.--Pruco Life Insurance Cornpany.

     You and Your.--The owner of the contract.

     lnsured.--The person named as the Insured on the first page. He or she need not be the owner.

     SEC.--The Securities and Exchange Commission.

     Issue Oate.--The contract date.

     Monthly Date.--The contract date and the same day as the contract date in each later month.

     Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

     Contract Year.--A year that starts on the contract date or on an anniversary.

     Contract Month.--A month that starts on a monthly date.

     Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date.


THE CONTRACT

     This policy and the application, a copy of which is attached, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the persons who made them: in the absence of fraud they are deemed to be representations and not warranties. We relied on those statements when we issued the contract. We will not use any statement, unless made in the application, to try to void the contract or to deny a claim.


CONTRACT MODIFICATIONS

     Only a Pruco Life officer with the rank or title of vice president or above may agree to modify this contract, and then only in writing.

OWNERSHIP AND CONTROL

     Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

SUICIDE EXCLUSION

     If the Insured, whether sane or insane, dies by suicide within two years from the issue date. we will pay no more under this contract than the sum of the premiums paid.

CURRENCY

     Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.


MISSTATEMENT OF AGE OR SEX

     If the Insured's stated age or sex or both are not correct. we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Any death benefit will be based on what the most recent charge for mortality would have provided at the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

     The Schedule of Premiums may show that premiums change or stop on a certain date. We may have used that date because the Insured would attain a certain age on that date. If we find that the issue age was wrong, we will correct that date and, if necessary the amount of any changed premiums.

(CVUL--89)
                                    Page 16

INCONTESTABILITY

     Except for non-payment of premium, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date.

ASSIGNMENT

     We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to another insurance company or to any employee benefit plan without our consent. This contract may not be assigned if such assignment would violate any federal, state or local law or regulation prohibiting sex distinct rates for insurance.

ANNUAL REPORT

     Each year we will send you a report. It will show: (1) the current death benefit; (2) the amount of the contract fund in each investment option; (3) the net cash value; (4) premiums paid, investment results and charges deducted since the last report; (5) any withdrawals since the last report; and (6) any contract debt and the interest on the debt for the prior year. The report will also include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is in default.

     You may ask for a similar report at some other time during the year. Or you may request from time to time a report projecting results under your contract on the basis of assumed investment results. We have the right to make a reasonable charge for reports such as these that you ask for and to limit the scope and frequency of such requests.

UNUSED SALES CHARGES

     Once each year, we will recalculate your sales charges based upon the total premiums paid by you on all contracts similar to this one. This may result in lower charges. If it does, we will credit a portion of any sales charge paid in that year to the contract fund.


PAYMENT OF DEATH CLAIM

     If we settle this contract in one sum as a death claim, we will usually pay the proceeds within seven days after we receive at our Service Office proof of death and any other information we need to pay the claim. But we have the right to postpone paying the proceeds if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

CHANGE IN PLAN

     You may be able to have this contract changed to another plan of life insurance either with us or with our parent company. But any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

(CVUL--89)
                                     Page 17

--------------------------------------------------------------------------------
                          BASIS OF COMPUTATION


MORTALITY TABLE DESCRIBED

     We base all net premiums and net values to which we refer in this contract on the Insured's issue age, rating class and sex and on the length of time since the contract date. We use the mortality table shown in the contract data pages. We use continuous functions based on age last birthday.


INTEREST RATE

     For all net premiums and net values to which we refer in this contract we use an annual effective rate of 4%.

EXCLUSIONS

     When we compute net values, we exclude the value of any supplementary benefits and any other extra benefits added by rider to this contract.

MINIMUM LEGAL VALUES

     The cash, loan and other values in this contract are at least as large asihose set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

(CVUL--89)
                                     Page 18

ENDORSEMENTS

        (Only we can endorse this contract.)

(CVUL--89)

                                     Page 19

Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results and charges. Non-Participating.

(CVUL--89)

                                     Page 20




                                     II-51